Exhibit 10.1

REAL ESTATE PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

HESPERIA – MAIN STREET, LLC,

a California limited liability company,

as “Seller”

and

TNP ACQUISITIONS, LLC,

a Delaware limited liability company,

as “Buyer”

REAL ESTATE PURCHASE AGREEMENT

and ESCROW INSTRUCTIONS

THIS REAL ESTATE PURCHASE AGREEMENT and ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of this 29th day of April, 2011 (the “Effective Date”), by and between HESPERIA – MAIN STREET, LLC, a California limited liability company (“Seller”); TNP ACQUISITIONS, LLC, a Delaware limited liability company (“Buyer”); and Lawyers Title Company (“Escrow Agent”).

RECITALS

WHEREAS, Seller owns real property and improvements commonly known as the “Topaz Marketplace,” located at 14101, 14135, and 14177 Main Street, Hesperia, California 92345, and improved with an approximate 53,259 square foot retail shopping complex, altogether as more particularly described on Exhibit “A” (the “Property”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property on the terms and conditions contained in this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1

SALE OF PROPERTY

1.1 Property To Be Sold. Subject to the terms and provisions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement:

1.1.1 All of the land described and/or shown on Exhibit “A” attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”);

1.1.2 All buildings, structures and other improvements and all of Seller’s right, title and interest, if any, in all fixtures, systems and facilities located on the Land (the “Improvements”);

1.1.3 All of Seller’s rights in the leases of the Land and Improvements listed on Exhibit “B” hereto (collectively, as same may be amended, the “Leases,” and each a “Lease,” and each tenant under a Lease, a “Tenant”), and including Seller’s rights to any Tenant deposit held by Seller (collectively, the “Tenant Deposits”) pursuant to the Leases; and

1.1.4 All of Seller’s right, title and interest, if any, in all intangible assets of any nature relating to the Land or the Improvements, including, without limitation, all of Seller’s right, title, and interest in all (i) warranties and guaranties relating to the Improvements in the possession or control of Seller, (ii) all use, occupancy, building and operating licenses, permits, approvals, and development rights and (iii) all plans and specifications related to the Land and Improvements, in each case to the extent that Seller may legally transfer the same (the “Intangible Property”).

1.1.5 The Land and Improvements are hereinafter sometimes referred to collectively as the “Real Property,” and the Real Property, Leases, Tenant Deposits and Intangible Property are hereinafter sometimes referred to collectively as the “Property.”

1.2 Purchase and Sale. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s right, title and interest in and to the Property, on the terms and conditions set forth in this Agreement.

1.3 Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined in Section 1.5.1 below), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.

1.4 Deposit And Escrow.

1.4.1 Within one (1) Business Day after the Effective Date, Buyer shall deliver to Escrow Agent at the following address: 2398 East Camelback Road, Suite 650, Phoenix, AZ 85016, Attention: Ms. Irma Hickman, a good faith deposit in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00) (said amount, inclusive of interest earned thereon, is referred to herein as the “Deposit”). The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. Buyer’s Federal Tax Identification Number may be listed after its signature. The Escrow Agent shall not be responsible for any loss, diminution in value or failure to achieve a greater profit as a result of such investments. Escrow Agent assumes no responsibility for, nor shall said Escrow Agent be held liable for, any loss occurring which arises from (i) failure of the depository institution, (ii) the fact that some banking instruments, including without limitation repurchase agreements and letters of credit are not covered by the Federal Deposit Insurance Corporation, or (iii) the fact that the amount of the Deposit may cause the aggregate amount of any depositor’s accounts to exceed $250,000 and that such excess amount is not insured by the Federal Deposit Insurance Corporation. The Escrow Agent is not a trustee for any party for any purpose, and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed. The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile, other written instrument believed to be genuine and to have been signed or communicated by the proper party or parties. The Seller and Buyer shall indemnify, save, defend, keep and hold harmless the Escrow Agent from any and all loss, damage, cost, charge, liability, cost of litigation, or other expense, including without limitation attorney’s fees and court costs, arising out of its obligations and duties, including but not limited to (i) disputes arising or concerning amounts of money to be paid, (ii) funds available for such payments, (iii)

persons to whom payments should be made or (iv) any delay in the electronic wire transfer of funds, as Escrow Agent, unless Escrow Agent’s actions constitute gross negligence or willful misconduct.

1.4.2 The Deposit shall be applied to the Purchase Price if the Closing (as defined in Section 1.5.1 below) occurs. After the expiration of the Due Diligence Period, the Deposit shall be nonrefundable to Buyer unless a Closing fails to occur due to Seller’s breach or default under this Agreement, a failure of a representation or warranty by Seller to be true and correct in all material respects as of the Closing or due to the failure of a condition precedent set forth in Section 5.4, or as otherwise provided for in this Agreement, and shall constitute liquidated damages to Seller if escrow fails to close as a result of Buyer’s default as provided in Section 6.1 below. In the event Buyer shall elect to terminate this Agreement during the Due Diligence Period, the Deposit shall be returned to Buyer as provided in Section 3.6 below.

1.5 Closing Date.

1.5.1 The closing (“Closing”) shall take place through an escrow opened with Escrow Agent on the day which is Thirty (30) days after the expiration of the Due Diligence Period (the “Closing Date”).

ARTICLE 2

TITLE AND SURVEY

2.1 Title and Survey. No later than three (3) Business Days after the Effective Date, Buyer shall, at Buyer’s cost and expense, obtain a preliminary title report or commitment (the “Preliminary Report”) from Lawyers Title Company (the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title; Seller shall provide to Buyer a copy of any existing survey or plat of the Property that is in the Seller’s possession or control. Buyer shall, at its option and at its expense, (i) conduct UCC searches covering Seller and the Property (the “UCC Searches”) and (ii) order an “as built” survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”).

2.2 Review of the Preliminary Report, Survey and UCC Searches; Objection; Approval or Termination. On or before the last day of the Due Diligence Period, with respect to the Preliminary Report or Survey or UCC Searches or within three (3) Business Days after delivery of any supplement to the Preliminary Title Report (“Supplemental Report”), Buyer shall deliver to Seller a notice (the “Title Objection Notice”) setting forth (i) any matters shown on the Preliminary Report, Supplemental Report, Survey or UCC Searches to which Buyer objects and requires be eliminated, (ii) any modifications, supplements or other modifications of any the legal description, description of exceptions or other matters set forth in the Preliminary Report, Supplemental Report or Survey, and (iii) any endorsements or other affirmative title insurance coverage required to be included in the Title Policy (the “Required Title Condition”). Buyer may make its determination of the Required Title Condition in its sole discretion. Buyer’s failure to give the Title Objection Notice shall be deemed to constitute Buyer’s approval of all matters disclosed in the Preliminary Report, Supplemental Report, Survey and UCC Searches. If Buyer delivers the Title Objection Notice, Seller shall have five (5) Business Days from the receipt of Buyer’s notice to provide Buyer with written notice of Seller’s election to remove or otherwise cure to Buyer’s satisfaction any objections prior to or at the Closing (“Seller Response Notice”); provided however, Seller shall be obligated to eliminate monetary liens, and any exceptions created or consented to by Seller after the Effective Date, unless approved in writing by Buyer, which Seller shall cause to be released at Closing. If Seller delivers or is deemed to have delivered notice of election not to cure a disapproved item, then Buyer may either (i) elect to terminate this Agreement, or (ii) waive in writing its prior disapproval of such item and accept title subject to such previously disapproved item by delivering notice of Buyer’s election to Seller within five (5) Business Days after the deadline for Seller to have sent its Seller Response Notice. If Seller fails to timely deliver the Seller Response Notice within such five (5) Business Day period, then Seller shall be deemed to have elected not to cure the disapproved matters set forth in Buyer’s Title Objection Notice. If Buyer fails to deliver its notice of election to terminate this Agreement or waive its prior disapproval as provide in clauses (i) and (ii) above within such five (5) Business Day period, Buyer shall be deemed to have waived its disapproval. If this Agreement is terminated pursuant to this Section 2.2, the provisions of Section 3.6 shall apply.

2.3 Required Title Condition. Title to the Property shall be conveyed to Buyer subject only to the following matters: (a) current, non-delinquent real estate taxes and assessments, (B) the matters set forth in the Preliminary Report and any Supplemental Report and permitted as part of the Required Title Condition, (c) the Lease and (d) any other matters approved in writing by Buyer or deemed approved by Buyer under the provisions of Section 2.2 above.

ARTICLE 3

INSPECTION AND DUE DILIGENCE PERIOD

3.1 Access. From and after the Effective Date through the Closing, Buyer, personally or through its authorized agent or representatives (including without limitation any prospective lender to Buyer, or such prospective lender’s agents or representatives), shall be entitled, upon no less than two (2) Business Days advance written notice to Seller, to enter upon the Property during normal business hours and shall have the right to make such non-invasive investigations, including appraisals, , engineering studies, soil tests, environmental studies and underwriting analyses, as Buyer deems necessary or advisable. Buyer shall have the right to conduct a Phase I environmental site assessment and, with Seller’s prior written consent (to be given or withheld in Seller’s sole and absolute discretion) a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property). Buyer’s activities at the Property shall be conducted in such a manner so as not to unreasonably interfere with the occupancy of Tenants or their employees, licensees or invitees. Buyer shall have the right to conduct Tenant interviews with Seller’s prior consent, not to be unreasonably withheld, but with Buyer to be accompanied by a Seller representative if required by Seller. Notwithstanding anything to the contrary contained in this Agreement, Seller shall provide, at Seller’s sole expense, a natural hazard zone disclosure prepared by a provider reasonably acceptable to Buyer. Buyer shall promptly pay when due any third party costs associated with the foregoing. Buyer further agrees to keep the Property free from all mechanics lien claims associated with the foregoing. Buyer shall, at Buyer’s sole cost, repair any damage to the Property resulting from the inspections, and, to the extent Buyer or Buyer’s contractors alter, modify, disturb or change the condition of the Property as part of the inspections or otherwise, Buyer shall, at Buyer’s sole cost, restore the Property to the condition in which the same were found before such alteration, modification, disturbance or change. Buyer hereby agrees to indemnify and hold Seller (and Seller’s agents, advisors, partners, members, managers, owners, officers and directors, as the case may be) harmless from any physical damages arising out of all inspections and investigations by Buyer or its agents or independent contractors. Notwithstanding any other provision in this Agreement to the contrary, this indemnification shall survive the termination of or Closing under this Agreement.

Prior to entry upon the Real Property and before conducting any activity on the Real Property, Buyer or Buyer’s contractor shall provide Seller with an insurance certificate evidencing that Buyer and/or Buyer’s contractor is maintaining the following insurance:

A. Commercial general liability insurance including, but not limited to, coverage for products/completed operations, premises/operations, contractual and personal/advertising injury liabilities with combined single limits of not less than $2,000,000.00 per occurrence for bodily injury and property damage, containing an endorsement insuring against damage to the Property and to or from underground utilities, naming Seller as a named insured.

B. Any contractor hired to perform environmental tests to the Property shall maintain errors and omissions or professional liability insurance covering injury or damage arising out of the rendering or failing to render professional services with limits of at least $2,000,000.00 per claim.

All insurance maintained under this Section 3.1 shall be procured from insurance companies reasonably satisfactory to Seller and rated “A-VII” or better by the current edition of Bests Insurance Reports published by the A.M. Best Company.

3.2 Due Diligence Period. Buyer shall, subject to the limitations and conditions set forth in Section 3.1 above, have until Twenty-One (21) calendar days following the Effective Date (the “Due Diligence Period”) to physically inspect the Property, review the economic data, underwrite the Tenants and review the Leases, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3 below, and all records and other materials related thereto as Buyer deems appropriate. Unless Buyer terminates or is deemed to have terminated this Agreement on or prior to the expiration of the Due Diligence Period, as provided in Section 3.5, below, then Buyer shall, within One (1) Business Day following the end of the Due Diligence period, deliver to Escrow Agent an additional deposit of One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Additional Deposit”) with Escrow Agent, and in such event, the Additional Deposit shall be deemed a part of the Deposit for all purposes of this Agreement.

3.3 Items to be Provided by Seller. Prior to the Effective Date, Seller shall have delivered to Buyer accurate and complete copies of all of the information set forth on Exhibit “C” attached hereto and incorporated herein (“Property Information”). In addition to the foregoing deliveries, Seller shall make available to Buyer, at Seller’s address set forth in Section

9.7 below, for inspection and copying the originals of any of the Property Information and any and all other documents, instruments, studies, reports, maps, files, correspondence (including without limitation, Tenant correspondence files), reports and other materials related to the Property and not included in the Property Information.

3.4 Property Contracts. Buyer shall not be required to assume any service or other contracts of Seller at Closing, and any and all Property contracts of Seller (if any) shall, unless otherwise requested by Buyer, be terminated by Seller, at Seller’s expense, as of the Closing Date.

3.5 Buyer’s Possible Early Termination. Buyer shall have the right to approve or disapprove, in Buyer’s sole and absolute discretion, the Property, the Property Information, the Preliminary Report, any Supplemental Report, the Survey, the UCC Searches or any other matter whatsoever regarding the Property. On or before the last day of the Due Diligence Period, Buyer shall provide written notice (“Approval Notice”) to Seller and Escrow Agent that Buyer has approved the Property. Buyer’s failure to provide an Approval Notice upon the expiration of the Due Diligence Period shall be deemed disapproval of the Property. At any time prior to the expiration of the Due Diligence Period, Buyer may provide written notice to Seller and Escrow Agent disapproving the Property (“Disapproval Notice”). Upon the giving of a Disapproval Notice or the deemed disapproval of the Property, this Agreement shall automatically terminate and the provisions of Section 3.6 shall apply.

3.6 Consequences of Buyer’s Early Termination. Upon the giving of a Disapproval Notice or upon deemed disapproval pursuant to Section 3.5, this Agreement shall immediately terminate, and the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement); provided, however, that if Seller is in default hereunder at the time of such termination, Section 6.2 shall additionally apply. Escrow Agent shall pay the entire Deposit to Buyer not later than one (1) Business Day following receipt of Buyer’s Disapproval Notice (as long as the then-current investment of the Deposit can be liquidated in one (1) Business Day). No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under this Section, and the Deposit shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s Disapproval Notice despite any objection or potential objection by Seller.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Seller’s Representations. Except as otherwise disclosed in writing to Buyer, Seller warrants and represents to Buyer as follows:

4.1.1 Seller is a limited liability company, validly formed in the state of California. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

4.1.2 Except for as set forth in the Leases, there are no outstanding rights of first refusal, rights of reverter or options to purchase, or similar rights or claims relating to the Property or any interest therein.

4.1.3 Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.1.4 Neither Seller nor any of its constituent partners, members, shareholders or other equity owners is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

4.1.5 No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

4.1.6 There are no actions, suits or proceedings pending, or, to Seller’s Knowledge, threatened against (a) any portion of the Property, or (b) Seller, which if determined adversely, would affect its ability to perform its obligations hereunder.

4.1.7 Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

4.1.8 There is no pending or, to Seller’s Knowledge, threatened or contemplated condemnation proceeding relating to the Property, and Seller has received no written notice from any governmental agency or official to the effect that any such proceeding is contemplated.

4.1.9 Seller has delivered or made available to Buyer complete copies of the Leases. Seller is “landlord” or “lessor” under and is entitled to assign to Buyer, without Tenant’s consent, each Lease at Closing. To Seller’s Knowledge, no Tenant is asserting, and, to Seller’s Knowledge, no Tenant has, any claim, offset or defense in respect of its or Seller’s obligations under any Lease, nor is Seller in default as to any of its obligations under any Lease.

4.1.10 Seller has delivered or made available to Buyer true and complete copies of all management and leasing contracts to which Seller is a party and affecting the Property.

4.1.11 Except as disclosed in the Property Information, to Seller’s Knowledge, there are no material defects in the structural elements of the improvements.

4.1.12 Seller has not received any written notice from, and to Seller’s Knowledge there are no grounds for, any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.

4.1.13 Except as disclosed in the Property Information, to Seller’s Knowledge there are no Hazardous Materials stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.1.14 Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, informing Seller that Seller is not in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements.

Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Close of Escrow. Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Close of Escrow hereunder, which causes a material adverse change in the facts relating to, or the truth of, any of the representations or warranties. Seller shall promptly inform Buyer in writing if there occurs any (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Close of Escrow or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented in any material respect.

If prior to Closing Seller notifies Buyer in writing of any event or condition known to Seller which occurs prior to the Close of Escrow hereunder which causes a material adverse change in the facts relating to, or the truth of, any of the representations or warranties, or Seller informs Buyer in writing of any: (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Close of Escrow, or (ii) of any information, document, agreement or other material delivered to Buyer has been amended, superseded, modified or supplemented in any material respect, then Buyer may, at Buyer’s option and as Buyer’s sole remedy (Buyer specifically waiving any right to bring any action against Seller for damages arising therefrom), either: (x) terminate this Agreement by notice in writing to Seller, in which event the Deposit shall be returned by Buyer and the parties shall have no further obligations under this Agreement (except for Buyer’s indemnity obligations that expressly survive any termination of this Agreement), or (y) waive the same and proceed to a Closing without any abatement of the Purchase Price.

As used herein, the term “Seller’s Knowledge” means the actual conscious knowledge of Robert Herscu (who Seller represents is the person most knowledgeable to make the foregoing representations on behalf of Seller) without any duty of inquiry or investigation whatsoever.

4.2 Buyer’s Representations. Buyer makes the following representations and warranties to Seller that, to the best of Buyer’s knowledge:

4.2.1 Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

4.2.2 Buyer has full right, power and authority and is duly authorized to enter into this Agreement and to perform each of these covenants on it part to be performed hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2.3 The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Buyer, and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Buyer is a party. This Agreement has been duly executed and delivered by Buyer.

4.2.4 Neither Buyer nor any of its constituent partners, members, shareholders or other equity owners is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

4.2.5 No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Buyer of this Agreement or the performance of its obligations hereunder.

4.2.6 There are no actions, suits or proceedings pending, or, to Buyer’s knowledge, threatened against Buyer, which if determined adversely, would affect its ability to perform its obligations hereunder.

4.2.7 Buyer has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

4.3 Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of twelve (12) months. If any of Seller’s representations or warranties is discovered to be untrue in any material respect after Close of Escrow, and a claim is asserted within the time period set forth in the immediately preceding sentence, then Buyer shall have the right to pursue any and all remedies available against Seller as a result of such material untruth.

4.4 Property Conveyed “As Is”.

EXCEPT AS MAY BE EXPRESSLY REPRESENTED HEREIN, IN THE EXHIBITS ATTACHED HERETO AND IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER TO BUYER AT CLOSING, BUYER AGREES THAT: (1) THE PROPERTY SHALL BE SOLD, AND BUYER SHALL ACCEPT POSSESSION OF THE PROPERTY AT CLOSING ON AN “AS-IS-WHERE-IS” BASIS; (2) SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES WHETHER EXPRESS OR IMPLIED REGARDING THE PROPERTY, THE CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY OR ANY AMENITIES OR IMPROVEMENTS THEREON (INCLUDING WITHOUT LIMITATION ANY WARRANTY RELATING TO THE VALUE, NATURE OR CONDITION OF THE PROPERTY, OR THE SUBSURFACE OF THE PROPERTY, ITS SUITABILITY FOR BUYER’S PURPOSES OR THE STATUS OF THE PROPERTY UNDER LOCALLY APPLICABLE LAW) EXCEPT THOSE WHICH ARE SPECIFICALLY STATED IN THIS AGREEMENT. SELLER HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES AS TO CONDITION, FITNESS, FITNESS FOR A PARTICULAR PURPOSE, THE WATER, STRUCTURAL INTEGRITY, SOIL, GEOLOGY, THE INCOME TO BE DERIVED

FROM THE PROPERTY, THE FUTURE DEVELOPMENT OF THE REAL ESTATE, THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS (IF ANY) INCORPORATED INTO THE PROPERTY, THE STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, GOVERNMENTAL APPROVALS, MERCHANTABILITY, OR ENVIRONMENTAL STATUS, EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT.

4.5 Leasing & Other Activities Prior to Closing.

4.5.1 Leasing Activities. Seller shall not, from and after the expiration of the Due Diligence Period, enter into any modification or amendment to the Leases, or consent to any sublease under any Lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion; provided, however, that notwithstanding the foregoing, should Seller be contractually obligated, pursuant to the existing, express terms of a Lease which has been delivered to Buyer as part of the Property Information, to take any of the aforementioned actions (e.g., consent to a proposed sublease) under the terms of any existing Lease, then Seller shall have the right to do so without need for Buyer’s consent, but Seller shall provide Buyer with written notice thereof.

4.5.2 Service Contracts. Seller shall not, from and after the expiration of the Due Diligence Period, enter into any new service contracts for the Property or modifications, renewals or terminations of any existing service contracts that would materially affect the Property after Closing, without the written consent of Buyer, which consent may be given or withheld in Buyer’s sole discretion.

4.5.3 Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured in accordance with the requirements of the Leases.

4.5.4 Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole discretion; and Seller shall not consent to, approve or otherwise take any action with respect to making any changes in the zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

4.5.5 Cooperation with Buyer’s Lender. Seller agrees to cooperate with any of Buyer’s prospective lenders, provide such lenders’ agents with access to the Property (subject to Buyer’s obligations under Section 3.1 above), and comply with such lenders’ reasonable requests for documentation or affidavits regarding the operation, condition, and ownership of the Property, so long as such cooperation is at no cost or expense to Seller.

4.5.6 Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Land and Improvements, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.

4.6 Indemnifications.

4.6.1 Seller’s Indemnity. Subject to the limitations set forth in this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to: (i) any breach or nonperformance by Seller of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Seller with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of any Lease by Seller or breach of any service contract by Seller which occurred or arose or is alleged to have occurred or arisen prior to Closing and which is not due to actions taken by Buyer or Buyer’s agents, or (iv) the breach in any material respect of any representation or warranty of Seller contained in this Agreement and first discovered by Buyer and asserted in writing by Buyer to Seller during the twelve (12) month period that begins on the day following the Closing. The indemnities set forth in this Section shall survive Closing without limitation. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of or is non-actionable by Buyer (e.g., per the terms of the second-to-last paragraph of Section 4.1 above) after the Closing pursuant to the terms and conditions of this Agreement.

4.6.2 Buyer’s Indemnity. Subject to the limitations set forth in this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Seller’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to: (i) the ownership, maintenance, or operation of the Property and arising from events or conditions that occur entirely after the Closing, (ii) any breach or nonperformance by Buyer of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Buyer with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of any Lease by Buyer or breach of any service contract by Buyer which occurred or is alleged to have occurred after Closing and which is not due to actions taken by Seller or Seller’s agents, or (iv) the breach in any material respect of any representation, warranty or covenant of Buyer contained in this Agreement and first discovered by Seller and asserted in writing by Seller to Buyer during the twelve (12) month period that begins on the day following the Closing. The indemnities set forth in this Section shall survive Closing without limitation. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that specifically remains the obligation of or is non-actionable by Seller after the Closing pursuant to the terms and conditions of this Agreement.

ARTICLE 5

CLOSING

5.1 Escrow Agent. The Closing shall occur through the Escrow opened at the Escrow Agent named in Section 1.4. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.

5.2 Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions reasonably required by Escrow Agent to consummate the transaction provided for herein (including Escrow Agent’s so-called “general provisions”); provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified, (ii) state the modification in full, and (ii) are signed by both parties. Within two (2) Business Days after Effective Date, the parties shall open escrow by delivering three (3) executed originals of this Agreement to Escrow Agent (“Opening of Escrow”). Upon receipt of the Agreement, Escrow Agent shall acknowledge the Opening of Escrow as described below and its agreement to act as the Escrow Agent hereunder by: (a) executing the Consent of Escrow Agent attached hereto; (b) delivering a copy of the executed Consent to Seller and Buyer and (c) delivering one (1) original of the Agreement to Seller and one (1) original of the Agreement to Buyer at the address of Buyer’s counsel specified in Section 9.7.

5.3 Closing. “Close of Escrow” or “Closing” means the date Escrow Agent records the Deed in favor of Buyer. The Closing shall take place on the Closing Date set forth in Section 1.5.1, provided all conditions to the Closing have been satisfied or duly waived.

5.4 Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller.

5.4.1 Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.4.2 On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof shall be true, accurate and complete in all material respects.

5.4.3 No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificates from Tenants comprising no less than seventy-five percent (75%) of the rentable square footage of the Improvements and including, in any event, tenant estoppels from Fresh & Easy Neighborhood Market, DaVita Dialysis, and Wood Grill Buffet, in the form prescribed by the particular Lease, and if no estoppel certificate form is prescribed by the particular Lease then in a form attached hereto as Exhibit “D” dated no earlier than thirty (30) days prior to Closing (the “Tenant Estoppels”). Such estoppels shall be consistent with each corresponding Lease and shall not reveal any default by Landlord, any right to offset rent by the

Tenant, or any claim of the same. However, Seller shall not be deemed in default under this Agreement in the event of Seller’s inability to timely provide all of the required Tenant Estoppels hereunder, and Buyer’s sole remedy against Seller in the event of Seller’s inability to provide the required Tenant Estoppels shall be to terminate this Agreement and receive a refund of its Deposit.

5.4.4 Provided that Buyer advises Seller that Buyer will be obtaining a loan from an institutional lender to finance the Purchase Price and provides its lender’s form of Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) to Seller no later than ten (10) Business Days following the Effective Date, then no later than five (5) Business Days prior to the Closing Date Seller shall have obtained SNDAs from Tenants comprising no less than seventy-five percent (75%) of the rentable square footage of the Improvements and including, in any event, from Fresh & Easy Neighborhood Market, DaVita Dialysis, Wood Grill Buffet, in the form prescribed by the particular Lease, and if no form is prescribed by the particular Lease then in a form provided by Buyer’s lender. However, Seller shall not be deemed in default under this Agreement in the event of Seller’s inability to timely provide all of the required SNDAs, and Buyer’s sole remedy against Seller in the event of Seller’s inability to provide the required SNDAs shall be to terminate this Agreement and receive a refund of its Deposit.

5.4.5 The Leases will be free from any default on the part of Seller, as landlord.

5.4.6 At Closing, and conditioned on Buyer timely providing to the Title Company an ALTA survey satisfactory to the Title Company, the Title Company shall have unconditionally and irrevocably committed to issue to Buyer an ALTA 2006 extended coverage Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s fee simple title to the Property for the sum equal to the Purchase Price conforming to the Required Title condition set forth in Section 2.3 above and containing such endorsements as Buyer shall have reasonably required.

5.4.7 There shall have been no “Material Adverse Change” (as such term is defined in Section 7.1 below) in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date.

5.4.8 At least five (5) business days prior to Closing Seller shall provide a written waiver from any Tenant having a right of first refusal to purchase the Property or its respective premises under its Lease of such first refusal right, which waiver shall be reasonably satisfactory to Buyer. Notwithstanding the foregoing, Seller covenants and agrees to use commercially reasonable efforts to secure such waiver prior to the expiration of the Due Diligence Period. However, Seller shall not be deemed in default under this Agreement in the event of Seller’s inability to obtain such waiver, and Buyer’s sole remedy against Seller in the event of Seller’s inability to obtain such waiver shall be to terminate this Agreement and receive a refund of its Deposit.

5.5 Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer and written acceptance of such waiver by Buyer.

5.5.1 Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing, including without limitation Buyer’s wire-transfer to Escrow Agent at least one (1) Business Day before the Closing of the Purchase Price (less the Deposit) plus Buyer’s share of the closing costs.

5.5.2 On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be materially true, accurate and complete in all material respects.

5.6 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:

5.6.1 A grant deed (the “Deed”“) in the form attached hereto as Exhibit “E” duly executed and acknowledged by Seller.

5.6.2 A general assignment and assignment and assumption of Leases (the “Assignment”) in the form attached hereto as Exhibit “F” which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the Leases, Tenant Deposits and Intangible Property, executed by Seller.

5.6.3 A “Bill of Sale” in the form attached hereto as Exhibit “G,” executed by Seller.

5.6.4 Originals of the Leases (with all amendments and modifications thereto) in Seller’s possession or control relating to the Property, together with the Tenant Estoppels and the SNDA’s.

5.6.5 All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to the Tenants, including all applications, correspondence and credit reports relating to such Tenants.

5.6.6 A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Internal Revenue Code.

5.6.7 Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

5.6.8 Originals of all documents in the possession of Seller relating to the operation of the Property including all permits, licenses, approvals, plans, specifications, guaranties and warranties.

5.6.9 A duly executed closing statement prepared by Escrow Agent reflecting the adjustments and prorations required by this Agreement (the “Closing Statement”).

5.6.10 Such evidence or documents as may reasonably be required by Buyer evidencing the power and authority of the Seller and its respective partners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.

5.6.11 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.7 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller through Escrow Agent the following items:

5.7.1 Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit (including the Additional Deposit) and any interest thereon) and Buyer’s share of all escrow costs and closing expenses, which shall be delivered by Buyer to Escrow Agent at least one (1) Business Day prior to the Closing.

5.7.2 Duly executed and acknowledged originals of the Assignment, Bill of Sale, and the Closing Statement.

5.7.3 Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.

5.7.4 Such evidence or documents as may reasonably be required by Seller evidencing the power and authority of the Buyer and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the purchase of the Property by Buyer.

5.7.5 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.8 Costs, Prorations and Credits.

5.8.1 Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Buyer shall pay (i) all costs associated with its investigation of the Property, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) fifty percent (50%) of all escrow charges, and (iii) all Survey costs. Seller shall pay (i) all title insurance premiums and title examination costs required for or related to Title Company’s issuance of a standard CTLA owner’s title policy in Buyer’s favor (and Buyer shall be responsible for any additional premiums related to the issuance of an extended owner’s title policy and the Survey costs and the cost of any special endorsements requested by Buyer), (ii) all transfer taxes, documentary stamp charges of any jurisdiction and recording fees and (iii) fifty percent (50%) of all escrow charges. All other customary purchase and sale closing costs shall be paid by Seller or Buyer in accordance with the custom in the jurisdiction where the Property is located.

5.8.2 Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs.

(a) Current Rents. Tenant rents which have been paid by Tenants and received by Seller for the calendar month in which the Closing occurs, based on a rental statement prepared by Seller and approved by Buyer (which statement must be consistent with the final rent roll), shall be prorated as set forth above.

(b) Unpaid Rents. As used herein, the term “Unpaid Rents” means any Tenant rentals and other sums owed to Seller from a Tenant and not paid as of the Closing Date. Unpaid Rents shall not be prorated, provided, however, that following the Closing, Buyer shall undertake reasonable efforts to collect any Unpaid Rents. Any Unpaid Rents collected by Buyer shall be applied first to any unpaid rent and other sums owed to Buyer from such Tenant accruing after the Closing through the date of collection, with any remaining amounts allocable to the period prior to Closing being paid to Seller (after deduction of all reasonable collection costs including reasonable attorneys’ fees). Without limiting the foregoing, Seller specifically agrees not to undertake any effort or action to collect unpaid rent or other sums (however denominated) owed to Seller from any Tenant in possession of any space in the Property at the time of any such collection effort.

(c) Security Deposits, Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. The amount of all unapplied tenant security deposit, any accrued interest due any Tenant thereon, unpaid rent concessions due under any Lease, unpaid tenant improvement allowances owing under any Lease and the amount of any other credits due any Tenant shall be credited to Buyer based on a rental statement prepared by Seller and reasonably approved by Buyer (which statement must be consistent with each of the corresponding Leases, the corresponding estoppel certificate and the final rent roll).

(d) Property Taxes. To the extent not paid directly by a Tenant, all real property taxes for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period following Closing shall belong to Buyer, and any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period prior to the Closing shall belong to Seller (unless such refund must be credited to a Tenant of the Property by Buyer, in which case such refund shall belong to Buyer to the extent of such required credits to the Tenant).

(e) Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.

(f) Utilities. Except to the extent such items are the responsibility of the Tenants, water, sewer and other utility charges shall be prorated as of the Closing, with the parties cooperating with the local utilities companies to have the Property’s utility meters read as closely as possible to the Closing, and utilities to be placed in Buyer’s name following the Closing (except to the extent they are in a Tenant’s name), and with Seller receiving a credit for any utility company deposits that will be transferred to Buyer.

(g) Leasing Commissions. On or before the Closing Date, Seller shall pay in full all leasing commissions due to leasing or other agents for the current remaining term of any Lease (determined without regard to any unexercised termination or cancellation right).

(h) Insurance Policies. Insurance premiums as to the policies, if any, that will continue after Closing shall be prorated as of the Closing. However, it is the parties’ present intentions that Seller will be cancelling its insurance policies following the Closing and Buyer will be obtaining its own insurance coverages.

(i) Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted as of the Closing.

5.8.3 Re-prorations. At Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between Seller and Buyer. As the amounts of the respective items become finally ascertained, further adjustment shall be promptly made between the parties in cash, within ten (10) days following either party’s written notice to the other accompanied by reasonable supporting documentation.

5.8.4 Survival. The provisions of this Section 5.8 shall survive the Closing.

5.9 Distribution of Funds and Documents. At the Close of Escrow, Escrow Agent shall do each of the following:

5.9.1 Payment of Encumbrances. Pay the amount of those monetary liens that are not permitted as part of the Required Title Condition in accordance with the demands approved by Seller, utilizing funds to which Seller shall be entitled upon Close of Escrow and funds (if any) deposited in Escrow by Seller.

5.9.2 Recorded Documents. Submit to the County Recorder of the County in which the Property is located the Deed and each other document to be recorded under the terms of this Agreement or by general usage, and, after recordation, cause the County Recorder to mail the Deed to Buyer and each other such document to the grantee, beneficiary or person acquiring rights thereunder or for whose benefit said document was recorded.

5.9.3 Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; and (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party.

5.9.4 Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions given by Seller or Buyer, as the case may be, for its respective funds; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.

5.10 Completion of Documents. Escrow Agent is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.

5.11 Possession and Tenant Notices. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the rights of any Tenant under the Leases and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to the Tenants affected by the sale and purchase of the Property and properly addressed to each Tenant. Such notice shall be prepared by Buyer, at Buyer’s cost and expense, and approved by Seller, shall notify each Tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Buyer agrees to transmit or otherwise deliver such letters to the Tenants promptly after the Closing.

ARTICLE 6

TERMINATION AND DEFAULT

6.1 Buyer’s Default. IF THE SALE CONTEMPLATED HEREBY IS NOT CONSUMMATED BECAUSE OF A DEFAULT BY BUYER IN ITS OBLIGATION TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THEN: (A) THIS AGREEMENT SHALL TERMINATE; (B) THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES; AND (C) SELLER AND BUYER SHALL HAVE NO FURTHER OBLIGATIONS TO EACH OTHER EXCEPT THOSE WHICH SURVIVE THE TERMINATION OF THIS AGREEMENT. BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT PLUS INTEREST REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE

DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND BUYER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. BUYER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT TOGETHER WITH ANY INTEREST AND EARNINGS EARNED THEREON SHALL BE SELLER’S SOLE REMEDY, AT LAW AND IN EQUITY, FOR BUYER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. HOWEVER, NOTHING IN THIS SECTION 6.1 SHALL (i) PREVENT OR PRECLUDE SELLER’S RECOVERY OF REASONABLE ATTORNEYS’ FEES OR OTHER COSTS INCURRED BY SELLER PURSUANT TO SECTION 9.8 BELOW, OR (ii) IMPAIR OR LIMIT THE EFFECTIVENESS OR ENFORCEABILITY OF BUYER’S INDEMNIFICATION OBLIGATIONS CONTAINED IN THIS AGREEMENT. SELLER HEREBY WAIVES ANY RIGHT TO AN ACTION FOR SPECIFIC PERFORMANCE OF ANY PROVISIONS OF THIS AGREEMENT.

INITIALS RH SELLER AT BUYER

6.2 Seller’s Default. If the sale contemplated hereby is not consummated because of a default by Seller in its obligations under the terms of this Agreement, Buyer shall have the right to exercise any or all of the following remedies:

6.2.1 Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations except as otherwise provided in this Agreement, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations.

6.2.2 Exercise any of its other rights or remedies Buyer may have at law or in equity, including without limitation an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement.

6.2.3 Terminate this Agreement by notice to Seller and Escrow Agent to that effect, to recover the full amount of the Deposit and all earnings thereon, to receive reimbursement of Buyer’s actually incurred out of pocket costs, fees and expenses in conjunction with this Agreement, to the extent determined to be reasonable, and not to exceed in the aggregate $50,000.

6.2.4 Nothing in this section 6.2 shall (i) prevent or preclude Buyer’s recovery of reasonable attorneys’ fees or other costs incurred by Seller pursuant to section 9.8 below, or (ii) impair or limit the effectiveness or enforceability of Seller’s indemnification obligations contained in this Agreement or Buyer’s rights to enforce those indemnity obligations except as otherwise provided in this Agreement.

ARTICLE 7

CASUALTY DAMAGE OR CONDEMNATION

7.1 Casualty. In the event that, after the end of the Due Diligence Period, all or a portion of the Improvements should be damaged or destroyed by fire or other casualty prior to Closing such that the reasonable estimate of the cost to repair the same exceeds ten percent (10%) of the Purchase Price (any such event, a “Material Adverse Change”), Buyer shall have the sole option to elect either to:

(a) acquire the Property as is (without reduction in the Purchase Price), and receive an assignment without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible under said policy; or

(b) terminate this Agreement and receive back the Deposit.

Such right must be exercised within ten (10) days from the date Seller provides Buyer with notice of the Material Adverse Change. If Buyer fails to timely provide notice of an election, then Buyer shall have been deemed to elect (b) above. Should a portion of the Improvements be damaged by fire or other casualty but not to the extent of a Material Adverse Change, then Buyer shall acquire the Property as is (without reduction in the Purchase Price) and receive an assignment without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible under said policy.

7.2 Condemnation. In the event that, after the end of the Due Diligence Period, all or a material portion of the Real Property should be condemned by right of eminent domain prior to the Closing such that the reasonable estimate of the loss of value of the remaining Real Property exceeds ten percent (10%) of the Purchase Price (any such event, a “Material Taking”), Buyer may, at Buyer’s sole option, elect either to:

(a) terminate this Agreement and receive back the Deposit; or

(b) close the transaction contemplated by this Agreement.

In all other cases, or if Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(b) unless, within ten (10) days from written notice of the condemnation, Buyer provides Seller with written notice that Buyer elects to terminate this Agreement pursuant to Section 7.2(a).

ARTICLE 8

REAL ESTATE COMMISSION

8.1 Commissions. Buyer and Seller each represent to the other that no brokerage or real estate commissions or other fees are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller (other than Seller’s brokerage agreement with Faris Lee Investments, who shall receive a brokerage commission from Seller at Closing and through Escrow Agent pursuant to a separate agreement between Seller and such broker). Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.

ARTICLE 9

MISCELLANEOUS

9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

9.2 Binding On Successors and Assigns. Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.3 Assignment by Buyer. Buyer shall have the right to assign this Agreement to any party or parties owned or controlled in whole or in part by Buyer, and no consent on the part of Seller shall be required for such assignment, provided however, that any such assignment shall not relieve Buyer of its liabilities and obligations hereunder, and Buyer shall give Seller prompt written notice of any such assignment.

9.4 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.5 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of California, without regard to the principles of conflicts of law.

9.6 Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

9.7 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) United States Postal Service, certified mail, return receipt requested, (ii) any nationally known overnight delivery service for next day delivery, (iii) facsimile with written confirmation of receipt from sending facsimile machine, or (iv) delivered in person. All notices shall be deemed to have been given on the date of receipt or the intended recipient’s refusal of receipt if sent by certified mail, or on the next Business Day if sent by nationally known overnight delivery service, or on the date when a facsimile is sent or on the date of personal delivery. All notices shall be addressed to the parties at the addresses below:

To Seller:	Hesperia – Main Street, LLC
c/o The HQ Group
4641 Leahy Street
Culver City, CA 90232
Attn: Mr. Robert Herscu
Telephone: (310) 280-2830
Facsimile: (310) 280-2838

And with a copy to:	Donfeld & Rollman
11355 W. Olympic Blvd., Suite 200
Los Angeles, CA 90064
Attn: Fredric A. Rollman, Esq.
Telephone: (310) 312-8080
Facsimile: (310) 909-7415

To Buyer:	TNP ACQUISITIONS, LLC Attn: Mr. C.J. Osbrink Thompson National Properties, LLC 1901 Main Street, Suite 108 Irvine, CA 92614 Office: (949) 833-UCLA (8252) x136 Fax: (804) 916-9127 (facsimile)

And with a copy to:	Law Office of Michael F. Sitzer 4300 Von Karman Newport Beach, CA 92660 Attn: Michael Ferdinand Sitzer Telephone: (949) 723-5353 Facsimile: (949) 723-5354

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

9.8 Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

9.9 IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e) and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e).

9.10 Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

9.11 Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

9.12 Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

9.13 Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

9.14 Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of California.

9.15 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.16 Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

9.17 Exclusivity. After the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

9.18 Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.

9.19 Rule 3-14 Audit and SEC Filing Requirements. Subsequent to the Closing Date and no later than one (1) calendar year subsequent to the Closing Date, Buyer’s auditor may conduct an audit, as may be required of Buyer pursuant to Rule 3-14 of Securities and Exchange Commission Regulation S-X (the “Audit”), of the income statements of the Property for the last complete fiscal year immediately preceding the Closing Date and the stub period through the Closing Date (the “Audit Period”). Seller shall reasonably cooperate (at no cost or liability of any kind to Seller) with Buyer’s auditor in the conduct of the Audit. Without limiting the foregoing, (a) Buyer or its designated independent or other auditor may audit the operating statements of the Property, at Buyer’s expense and, upon Buyer’s reasonable prior written request, Seller shall allow Buyer’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Audit Period as necessary to conduct the Audit; and (b) Seller shall use reasonable efforts to provide to Buyer such existing financial information as may be reasonably required by Buyer and required for Buyer’s auditors to conduct the Audit, provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Seller’s accountants or the applicable property or asset manager, at no cost or liability of any kind to any of such parties, and in the format the Seller has maintained such information.

[Signatures to follow on next pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:	HESPERIA – MAIN STREET, LLC,
a California limited liability company,

	By:	/s/ Robert Herscu
	Name:	Robert Herscu
	Title:	Manager

BUYER:	TNP ACQUISITIONS, LLC, a Delaware limited liability company

	By:	Thompson National Properties, LLC, a Delaware limited liability company
	Its:	Sole Member

	By:	/s/ Anthony W. Thompson
	Name:	Anthony W. Thompson
	Title:	CEO

CONSENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Agent under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

Lawyers Title Company
DATED:	April 29, 2011	(“Escrow Agent”)

		By:	/s/ Irma Hickman
Its:

EXHIBIT “A”

LEGAL DESCRIPTION

The land referred to herein is situated in the State of California, County of San Bernardino, City of Hesperia, and described as follows:

PARCEL A: 3057-121-18 and 3057-121-19 and 3057-121-20

Parcels 1 through 3, inclusive of Parcel Map 18915, as shown by Parcel Map on file in Book 232 Pages 89, 90 and 91 of Maps of San Bernardino County Records.

EXHIBIT “A”

1

EXHIBIT “B”

LEASES

[INSERT RENT ROLL]

EXHIBIT “C”

PROPERTY INFORMATION

1.	Underlying Title Documents

2.	ALTA/ACSM Survey

3.	Rent Roll

4.	Operating Statement (Year to Date for Current Year)

5.	Operating Statements (Previous Years)

6.	General Ledger Report-Current Year to Date and Prior Year

7.	CAM Reconciliation/CAM Budget

8.	Service Contracts

9.	Certificate of Insurance and any claims for the past 3 years

10.	Utility Bills (Ledger)

11.	Property Tax Bills (Current year and pervious 2 years)

12.	Certificate of Occupancy (shell and all suites)

13.	Roof Information (AS-BUILTS)

14.	Parking Information (Please refer to the AS-BUILTS drawings)

15.	Phase I Environmental Site Assessment Report

16.	Geotechnical Report-APN#405-504-01 & 02

17.	Tenant Leases

EXHIBIT “D”

FORM OF ESTOPPEL

TENANT:
PROJECT:

TENANT ESTOPPEL CERTIFICATE

To:	[lender]

Re:    Lease Pertaining to                     (the “Project”)

Ladies and Gentlemen:

The undersigned, as tenant (“Tenant”), hereby states and declares as follows:

1.	Tenant is the lessee under that certain lease (the “Lease”) pertaining to the Project which is dated .

2.	The name of the current Landlord is:.

3.	The Lease is for the following portion of the Project (the “Demised Premises”) (if the entire Project, so state):

4.	The Lease has not been modified or amended except by the following documents (if none, so state):

5.	The initial term of the Lease commenced on , 2 and shall expire on , 2 , unless sooner terminated in accordance with the terms of the Lease. Tenant has no option to renew or extend the term of the Lease, except as follows (if none, so state):

6.	The Lease, as it may have been modified or amended, contains the entire agreement of Landlord and Tenant with respect to the Demised Premises, and is in full force and effect.

7.	As of the date hereof, Tenant is occupying the Demised Premises and is paying rent on a current basis under the Lease.

(a)	The minimum monthly or base rent currently being paid by Tenant for the Demised Premises pursuant to the terms of the Lease is $ per month.

(b)	Percentage rent (“Percentage Rent”), if any, due under the Lease has been paid through and the amount of Percentage Rent for the last period paid was $ .

(c)	Common area maintenance, taxes, insurance and other charges (the “Reimbursables”), if any, due under the Lease have been paid through

8.	Tenant has accepted possession of the Demised Premises, and all items of an executory nature relating thereto to be performed by Landlord have been completed, including, but not limited to, completion of construction thereof (and all other improvements required under the Lease) in accordance with the terms of the Lease and within the time periods set forth in the Lease. Landlord has paid in full any required contribution towards work to be performed by Tenant under the Lease, except as follows (if none, so state):

9.	The Demised Premises shall be expanded by the addition of the following space on the dates hereinafter indicated (if none, so state): .

10.	No default or event that with the passage of time or notice would constitute a default (hereinafter collectively a “Default”) on the part of Tenant exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Tenant.

11.	To the best of Tenant’s knowledge, no Default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.

12.	Tenant has no option or right to purchase all or any part of the Project.

13.	Tenant has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in the Lease and/or the Premises, or any part thereof.

14.	Neither the Lease nor any obligations of Tenant thereunder have been guaranteed by any person or entity, except as follows (if none, so state): .

15.	No hazardous substances are being generated, used, handled, stored or disposed of by Tenant on the Demised Premises or on the Project in violation of any applicable laws, rules or regulations or the terms of the Lease.

16.	No rentals are accrued and unpaid under the Lease, except for Percentage Rent, if any, or Reimbursables, if any, which are not yet due and payable.

17.	No prepayments of rentals due under the Lease have been made for more than one month in advance. No security or similar deposit has been made under the Lease, except for the sum of $ which has been deposited by Tenant with Landlord pursuant to the terms of the Lease.

18.	Tenant has no defense as to its obligations under the Lease and asserts no setoff, claim or counterclaim against Landlord.

19.	Tenant has not received notice of any assignment, hypothecation, mortgage or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder, except as follows (if none, so state): .

20.	The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

21.	This Tenant Estoppel Certificate may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same instrument.

Very truly yours,

TENANT:
___________________________________________,
a __________________________________________

By
Name:
Its:

EXHIBIT E

FORM OF GRANT DEED

RECORDING REQUESTED BY,

WHEN RECORDED, RETURN TO, AND

MAIL TAX STATEMENTS TO:

[        ]

GRANT DEED

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, HESPERIA – MAIN STREET, LLC, a California limited liability company, hereby grants to

TNP Acquisitions, LLC,

a Delaware limited liability company,

the real property located in the City of Hesperia, County of San Bernardino, State of California which is described in Exhibit “A,” attached hereto and incorporated herein by this reference (“Property”), subject to all liens, taxes, assessments, encumbrances, covenants, conditions, restrictions, easements, licenses, and other matters of record with respect to the Property as of the date of this deed shown below.

IN WITNESS WHEREOF, this deed is executed as of the date written below.

“Grantor”

By:
Name:
Its:

Date: , 2011

EXHIBIT “A”

Legal Description

The land referred to herein is situated in the State of California, County of San Bernardino, City of Hesperia, and described as follows:

PARCEL A: 3057-121-18 and 3057-121-19 and 3057-121-20

Parcels 1 through 3, inclusive of Parcel Map 18915, as shown by Parcel Map on file in Book 232 Pages 89, 90 and 91 of Maps of San Bernardino County Records.

STATE OF	)
) SS.
COUNTY OF	)

On this          day of                     , 20    , before me,                         , Notary Public, personally appeared                                 , [    ] personally known to me to be - OR - [    ] proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature:	(Seal)

CAPACITY CLAIMED BY SIGNER(S):

[    ] Individual(s)

[    ] Corporate Officer(s):

        (Titles)

        ____________________________

        ____________________________

[    ] Partner(s)

        [    ] Limited

        [    ] General

[    ] Member(s)

[    ] Attorney(ies)-in-Fact

[    ] Trustee(s)

[    ] Guardian(s)/Conservator(s)

[    ] Other(s):

SIGNER(S) IS (ARE) REPRESENTING:

(Name of Persons or Entities)

        ____________________________

        ____________________________

        ____________________________

Request That Statement of Documentary

Transfer Tax Not Be Recorded

TO THE RECORDER OF SAN BERNARDINO, CALIFORNIA:

The undersigned hereby requests that this statement of transfer tax due not be recorded with the attached Grant Deed, but be affixed to the Grant Deed after recordation and before the Grant Deed is returned as directed on the Grant Deed.

The attached Grant Deed names HESPERIA – MAIN STREET, LLC, a California limited liability company as Grantor. The Property, as such term is defined in the attached Grant Deed, is located in the City of Hesperia, County of San Bernardino, State of California and is being conveyed subject to all liens, taxes, assessments, encumbrances, covenants, conditions, restrictions, easements, licenses, and other matters of record with respect to the Property.

The amount of the Documentary Transfer Tax due on the Grant Deed is $            , which is [.....] computed on the consideration or value of property conveyed OR [.....] computed on the consideration or value less liens or encumbrances remaining at time of sale.

This request is made pursuant to Sections 11932 and 11933 of the California Revenue and Taxation Code.

Signature of Agent Determining Tax

,
Agent of Grantor

Dated:                     , 20

EXHIBIT “F”

ASSIGNMENT OF LEASES, INTANGIBLE PROPERTY,

CONTRACTS AND ASSUMPTION AGREEMENT

This Assignment of Leases, Intangible Property, Contracts and Assumption Agreement (this “Agreement”) is made and entered into this             day of                             , 2009, by and between                      (“Assignor”), and                              (“Assignee”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Assignor is conveying to Assignee, by Grant Deed (the “Deed”), that certain real property legally described on Exhibit A attached hereto and made a part hereof for all purposes (the “Land”);

WHEREAS, Assignor has agreed to assign to Assignee certain property and leases as hereinafter set forth;

NOW, THEREFORE, in consideration of the receipt of Ten Dollars ($10.00), the assumptions by Assignee hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

Assignor does hereby ASSIGN, SET OVER and DELIVER to Assignee, its successors and assigns, subject to the exceptions to title set forth in the Deed, all of Assignor’s rights, titles and interests in the following (collectively, the “Property”):

(a) All leases or other agreements in effect as of the date of this Assignment demising space in or providing for the use or occupancy of the Land or the improvements thereon (the “Leases”), lease guaranties and all security deposits (the “Security Deposits”), a listing of which is attached hereto as Exhibit B;

(b) To the extent that they are assignable or transferable, telephone exchange numbers, plans and specifications, engineering plans and studies, floor plans and landscape plans, trademarks or trade names, warranties, permits, studies, reports, guaranties and other intangible property relating to the ownership or operation of the Land and improvements thereon (the “Intangible Property”), and those certain contracts, equipment leases, and maintenance contracts relating to the operation of the Land and improvements thereon, (“the Contracts”) listed on Exhibit C attached hereto.

Assignee hereby assumes and agrees to perform all of the covenants, liabilities and obligations of Assignor under the Leases and Contracts which first occur and arise after the date of this Assignment, including, but not limited to, payment or accounting for Security Deposits in accordance with the terms of the Leases. Assignee agrees to indemnify, save and hold Assignor harmless from and against any and all loss, liability, claims, damages, costs and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of the obligations of the Assignor under the Leases and Contracts, which first occur and arise after the date hereof.

Assignor agrees to perform all of the covenants, liabilities and obligations of Assignee under the Leases and Contracts which first occur or arise prior to the date of this Assignment, including, but not limited to, payment or accounting for Security Deposits in accordance with the terms of the Leases. Assignor agrees to indemnify, save and hold Assignee harmless from and against any and all loss, liability, claims, damages, costs and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) arising out of or relating to Assignor’s failure to perform any of the obligations of the Assignee under the Leases and Contracts, which first occur or arise prior to the date hereof.

TO HAVE AND TO HOLD the Leases and Contracts, together with all and singular the rights and appurtenances thereto in anywise belonging to Assignor, unto Assignee, its successors and assigns forever, without warranty.

There is no intent to create any third party beneficiaries of this Agreement.

This Assignment may be executed in two or more counterparts, and it shall not be necessary that any one of the counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart shall be deemed an original, but all of such counterparts taken together shall constitute one and the same instrument.

This Assignment shall be governed by the laws of the State of California.

EXECUTED effective as of the date first above written.

ASSIGNOR:

By:

Printed Name:

Title:

ASSIGNEE:

a

By:

Printed Name:

Title:

EXHIBIT ‘G’

BILL OF SALE AND ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS, that              (“Seller”), in accordance with the Purchase and Sale Agreement dated                     , 2011, and for and in consideration of the sum of TEN AND 00/100 DOLLARS ($10.00) lawful money of the United States, to it paid by                             , a                              (“Buyer”), the receipt of which is hereby acknowledged, has granted, bargained, sold, conveyed, assigned, transferred, set over and delivered, and by these presents does grant, bargain, sell, convey, assign, transfer, set over and deliver unto Buyer, its successors and/or assigns, all of Seller’s right, title and interest now or hereinafter acquired in and to all of the furniture, furnishings, fixtures, equipment and other tangible personal property (the “Personal Property”) free and clear of all liens and encumbrances located on that certain real property more particularly described on Exhibit “A” attached hereto and used in connection with the management, operation, or repair of the real property, including without limitation the Personal Property listed on schedule 1 attached hereto. This instrument also assigns all of Seller’s right, title and interest in and to any warranties in connection with the Personal Property, to the extent assignable.

The above-described property is in used condition, and Seller is neither a manufacturer nor distributor of, nor dealer nor merchant in, said property.

TO HAVE AND TO HOLD all of Seller’s right, title and interest in and to the Personal Property unto Buyer, its heirs, legal representatives, its successors and assigns forever; and Seller does hereby bind itself, its successors and assigns to warrant and defend all and singular the title to the Personal Property unto Buyer, claiming or to claim the Personal Property or any part thereof, by through or under the Seller, but not otherwise.

IN WITNESS WHEREOF, Seller has caused these presents to be executed this              day of                      2011.

By:
Name:
Title: